EXHIBIT 99(11)

December 2, 2013

Ohio National Fund, Inc.

One Financial Way

Montgomery, Ohio 45242

Re: Opinion of Counsel Relating to the Registration Statement Filed on Form N-14 Under the Securities Act of 1933

Ladies and Gentlemen:

We have been requested by Ohio National Fund, Inc., a Maryland corporation with transferable shares (the “Corporation”) established under Articles of Restatement, dated as of June 27, 2008 (the “Articles”) for our opinion with respect to certain matters relating to the Target VIP Portfolio, Balanced Portfolio and Small Cap Growth Portfolio (the “Acquiring Portfolios”), each a series of the Corporation. We understand that the Corporation is about to file a Post-Effective Amendment to its Registration Statement on Form N-14 for the purpose of registering shares of the Corporation under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Portfolios of all of the assets of the Target Equity/Income Portfolio, Income Opportunity Portfolio, U.S. Equity Portfolio and Millennium Portfolio (the “Acquired Portfolios”), in exchange solely for shares of the corresponding Acquiring Fund and the assumption by the respective Acquiring Fund of all the liabilities of the corresponding Acquired Portfolio pursuant to an Agreement and Plan of Reorganization (the “Plan”), the form of which was included in the Registration Statement on Form N-14.

We have been requested by the Corporation to furnish this opinion as an exhibit to the Registration Statement. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Corporation’s Articles, the Corporation’s By-Laws, the Corporation’s record of the various actions by the Directors thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Corporation and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, it is our opinion that the shares of the Acquiring Portfolios currently being registered, when issued in accordance with the Plan and the Corporation’s Articles and By-Laws, will be legally issued, fully paid and non-assessable by the Corporation.

The opinions expressed herein are limited to matters of Maryland law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Corporation’s Post-Effective Amendment to its Registration Statement on Form N-14. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Corporation and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

DSM/MVW

921185.1